Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Full Year 2023 Results

Fourth Quarter Net Income of $0.77 per Diluted Share and Adjusted Operating Income of $0.65 per Diluted Share

Full Year Net Loss of $1.18 per Diluted Share and Adjusted Operating Loss of $1.22 per Diluted Share

Fourth quarter 2023 highlights:
•Net income of $19.6 million driven by increased underwriting income and higher investment income.
•Net premiums written(1) of $246.8 million increased 5.2% compared to the fourth quarter of 2022.
•GAAP combined ratio of 99.2%, including a loss ratio of 64.8% and underwriting expense ratio of 34.4%. Underlying combined ratio of 94.4%(2).
•Loss ratio components include underlying loss ratio(3) of 60.0%, catastrophe loss ratio of 1.5% and prior year reserve development of 3.3%.
•Net investment income of $19.1 million increased 48.4% compared to the fourth quarter of 2022.
•Book value per common share increased $3.51 to $29.04 as of December 31, 2023, compared to September 30, 2023.

Full year 2023 highlights:
•Net premiums written of $1.1 billion increased 8.4% as compared to full year 2022.
•GAAP combined ratio of 109.3% driven by loss ratio of 74.4% and underwriting expense ratio of 34.9%. Underlying combined ratio of 97.1%.
•Loss ratio components include underlying loss ratio of 62.2%, catastrophe loss ratio of 6.2% and prior year reserve development of 6.0%.
•Net investment income of $59.6 million increased 32.7% compared to full year 2022.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 13, 2024 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended December 31, 2023 (the “fourth quarter of 2023”) with a consolidated net income of $19.6 million ($0.77 per diluted share) and consolidated adjusted operating income of $0.65 per diluted share.

“I am pleased with our fourth quarter results as we achieved the highest level of quarterly profit in 2023,” said UFG President and CEO Kevin Leidwinger. “This incremental improvement in profitability combined with our continued growth and the progress we have made to deepen our expertise and drive operational efficiency positions UFG to deliver superior financial and operational performance.

“In the fourth quarter, net premiums written grew to $247 million led by our core commercial and assumed reinsurance business units. Core commercial production remained strong with new business and retention above the prior year while average renewal premium increases accelerated to 11.6% led by property average renewal premium increases of 23.9%. On a full-year basis, net premiums written grew 8.4% to $1.1 billion, the highest level since 2019.

“The fourth quarter combined ratio improved to 99.2%, the lowest in seven quarters. Light catastrophe activity resulted in a fourth quarter catastrophe loss ratio of 1.5%, well below historical averages. In the fourth quarter, prior period reserves increased $8.8 million, or 3.3% on the combined ratio due to a few late developing property claims and severity pressure in a few casualty lines.

“The full year combined ratio of 109.3% increased compared to fiscal year 2022 due to reserve strengthening, elevated surety losses, and increased reinsurance costs, while the 2022 expense ratio benefited from one-time items related to the restructuring of employee post-retirement benefits.

“Improving core commercial line profitability led to a fourth quarter underlying loss ratio of 60.0%, the lowest quarterly result of 2023. These results show early signs of progress in our strategic efforts to deliver improved and more consistent long-term profitability. These improvements have begun to offset elevated surety loss activity and other pressures experienced this year, bringing our full year underlying loss ratio to 62.2%.

“The fourth quarter expense ratio of 34.4% was also the lowest result of 2023, as we continued to sustainably reduce expenses. In addition to ongoing careful vacancy management, in the fourth quarter we completed a voluntary early retirement program that contributed to a 22% decline in enterprise workforce over the course of 2023 and will provide more impactful benefits to our expense ratio in 2024. Our reported 2023 expense ratio is above prior year on both a quarterly and full year basis largely due to one-time items that benefited 2022 results that are offsetting the impact of our actions to reduce expenses in 2023.

“UFG also benefited from capital market conditions in the fourth quarter. Sustainable increases in fixed maturity income and increased valuation on limited partnership investments resulted in fourth quarter net investment income of $19.1 million, the highest since exiting the life insurance business in 2018. Higher bond valuations reduced UFG’s unrealized loss position by over 40% in the fourth quarter compared to the third quarter of 2023, improving book value per share by over $2 per share.

“In the fourth quarter we continued to evolve the Company with strategic investments in leadership talent to increase the depth of our underwriting, actuarial and claims expertise. We also enhanced our organizational structure to improve specialization and achieve a higher level of efficiency and effectiveness with a more streamlined processes.

“More recently, we successfully placed our 2024 reinsurance programs on January 1, 2024. In addition, we announced a partnership with New England Asset Management to oversee our investment portfolio.

“As we enter the new year, I am proud of the progress we’re making at UFG and grateful to our employees for their outstanding dedication to our Company’s success. While our actions are not yet fully reflected in our financial results, we remain confident in the path forward and committed to achieving superior performance over time by delivering deep underwriting expertise with the personal relationships and responsive service that are so greatly valued by our agency partners.”

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior year reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2023	2022	2023	2022
Net premiums earned	$264,366	$247,795	$1,034,587	$951,541
Net premiums written	246,830	234,731	1,066,901	984,223

GAAP Combined Ratio:
Net loss ratio	64.8%	69.8%	74.4%	67.0%
Underwriting expense ratio	34.4%	34.1%	34.9%	34.5%
GAAP combined ratio	99.2%	103.9%	109.3%	101.5%

Additional Ratios:
Net loss ratio	64.8%	69.8%	74.4%	67.0%
Catastrophes-effect on net loss ratio(1)	1.5%	4.9%	6.2%	7.7%
Reserve development-effect on net loss ratio(1)	3.3%	4.9%	6.0%	0.1%
Underlying loss ratio(1) (non-GAAP)	60.0%	60.0%	62.2%	59.2%
Underwriting expense ratio	34.4%	34.1%	34.9%	34.5%
Underlying combined ratio(2) (non-GAAP)	94.4%	94.1%	97.1%	93.7%

Net investment income, net of investment expenses	$19,098	$12,870	$59,606	$44,932
Net investment gains (losses)	3,855	19,755	1,274	(15,892)
Other income (loss)	(1,039)	(363)	(4,983)	(2,959)

Net income (loss)	$19,608	$20,120	$(29,700)	$15,031
Adjusted operating income (loss)(3)	16,564	4,514	(30,706)	27,586

Net income (loss) per diluted share	$0.77	$0.79	$(1.18)	$0.59
Adjusted operating income (loss) per diluted share(3)	0.65	0.18	(1.22)	1.09

Return on equity (4)			(4.0)%	1.9%

(1) Underlying loss ratio is a non-GAAP financial measure that is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Underlying combined ratio is a non-GAAP financial measure that is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for more information and a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Total Property & Casualty Underwriting Results

Fourth quarter 2023 results:
(All comparisons vs. fourth quarter 2022, unless noted otherwise)

Growth in net premiums written accelerated in the fourth quarter of 2023, increasing 5.2%, and the impact of growth from prior periods contributed to significant increases to revenue, as net premiums earned increased 6.7% in the fourth quarter of 2023. Commercial lines net premiums written excluding surety and specialty increased 7.0%, supported by increasing levels of rate achievement and new business, with an overall increase in average renewal premiums of 11.6%. Rate increases accounted for 9.6% while exposure increases contributed an additional 2.0%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 12.5%, with 10.7% from rate increases and 1.8% from exposure changes.

The combined ratio was 99.2%, improving 4.7 points from 103.9%. This decrease is primarily attributable to lower prior period reserve adjustments and favorable catastrophe losses. Prior period reserves were 3.3% unfavorable this quarter, driven by late developing property losses from accident year 2022 and severity pressure in a few casualty lines. This compares to 4.9% unfavorable development in the fourth quarter of 2022. The catastrophe loss ratio was 1.5% in the fourth quarter of 2023, a decrease of 3.4 points, which was well below historical averages. The underlying loss ratio of 60.0% was flat versus prior year. The underwriting expense ratio of 34.4% was 0.3 points higher due to changes to our post-retirement benefit plans that reduced expenses in 2022 but have since concluded. This was primarily offset by growth and our ongoing actions to sustainably reduce expenses.

Full year 2023 results:

Net premiums written increased 8.4%, reflecting growth in the same areas as noted above. Net premiums earned increased 8.7% compared to the full year 2022. The overall average change in renewal premiums was 9.6%, with 7.1% from rate increases and 2.5% from exposure changes. Excluding the workers’ compensation line of business, the overall average change in renewal premiums was 10.7%, with 8.3% from rate changes and 2.4% from exposure changes. On an annual basis, premium retention was 82.6%, compared to 77.8% last year.

For the full year, the combined ratio was 109.3% as compared to 101.5% in 2022 driven primarily by a 7.4 point increase in the loss ratio. The underlying loss ratio increased by 3.0 points to 62.2% in 2023 as improving profitability from our core commercial lines was offset by elevated losses in our surety business. The loss ratio was also impacted by 6.0% due to reserve strengthening associated with the excess casualty business and adverse pressure from the continued impact of social inflation on the liability lines of business in accident years 2016-2019. Catastrophe losses contributed 6.2% to the loss ratio in the current year, an improvement from 7.7% last year. The underwriting expense ratio of 34.9% for 2023 was 0.4 points higher than last year, primarily driven by changes to our post-retirement benefit plans that provided a one-time benefit in 2022 and increased reinsurance premiums in 2023 that were primarily offset by our ongoing actions to sustainably reduce expenses and premium growth.

Investment Results

Fourth quarter 2023 results:
(All comparisons vs. fourth quarter 2022, unless noted otherwise)

Net investment income was $19.1 million for the fourth quarter of 2023, an increase of $6.2 million. Income from our fixed income portfolio increased by $2.2 million as we invested at higher interest rates. In addition, income from cash and cash equivalents increased $1.0 million. Income on other long-term investments resulted in an additional $2.7 million of income as the valuation of the investments in limited liability partnerships varies from period to period due to the current market conditions. Investment expense decreased $1.1 million. The dividends on equity securities decreased $0.7 million due to a strategic reallocation of equity securities to fixed income assets over the past two quarters.

Full year 2023 results:

Net investment income of $59.6 million for the full year 2023 increased 32.7% from the full year 2022. While interest on fixed maturities was up $7.5 million or 15.5%, driven by higher interest rates, this was offset by a decrease in dividends on equity securities of $1.6 million, due to a strategic reallocation of equity securities to fixed income assets during 2023. Income on other long-term investments resulted in an additional $3.2 million of income as the valuation of the investments in limited liability partnerships varies from period to period due to the current market conditions. Other income increased $5.6 million, driven by $2.4 million of Funds at Lloyd’s income, $2.2 million of interest on cash and cash equivalents, and $1.0 million of other miscellaneous income.

Investment Results
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2023	2022	2023	2022
Investment income:
Interest on fixed maturities	$15,051	$12,823	$56,243	$48,702
Dividends on equity securities	$481	$1,229	$3,548	$5,163
Income (loss) on other long-term investments	$3,460	$771	$(31)	$(3,188)
Other	$2,456	$1,492	$9,324	$3,771
Total investment income	$21,448	$16,315	$69,084	$54,448
Less investment expenses	$2,350	$3,445	$9,478	$9,516
Net investment income	$19,098	$12,870	$59,606	$44,932

Average yields:
Fixed income securities:
Pre-tax(1)	3.39%	3.08%	3.28%	2.93%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

Balance Sheet
	December 31, 2023	December 31, 2022
(In Thousands)
	(unaudited)
Invested assets	$1,886,494	$1,844,891
Cash	102,046	96,650
Total assets	3,135,725	2,882,286
Losses and loss settlement expenses	1,638,755	1,497,274
Total liabilities	2,401,980	2,142,172
Net unrealized investment gains (losses), after-tax	(66,967)	(88,369)
Total stockholders’ equity	733,745	740,114

Book value per share	$29.04	$29.36

Total consolidated assets as of December 31, 2023 were $3.1 billion, which included $1.9 billion of invested assets. The Company’s book value per share was $29.04, a decrease of $0.32 per share, or 1.1%, from December 31, 2022. This decrease is primarily related to an increase in loss and loss settlement expense reserves offset by changes in the valuation of fixed income securities due to interest rate movements during 2023.

Capital Management

During the fourth quarter of 2023, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of December 1, 2023. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 14, 2024, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s fourth quarter of 2023 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through February 21, 2024. The replay access information is toll-free 1-877-344-7529; conference ID no. 3341403.

Webcast: An audio webcast of the teleconference can be accessed at the Company’s investor relations page at
https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=yMChVzCX. The archived audio webcast will be available until February 21, 2024.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor Relations
Email: ir@unitedfiregroup.com

Media Inquiries
Email: news@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023. The risks identified in our Annual Report on Form 10-K/A and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Underwriting Expense Ratio

During the fourth quarter of 2023, the Company evaluated categories of expenses included in the underwriting expense ratio and identified two categories of expenses that have been reclassified as non-underwriting expenses: foreign exchange gain/loss and charitable contributions. These expenses have been isolated in a new financial line “Other Non-Underwriting Expenses” on the income statement. As a result, there were immaterial changes to the historical underwriting expense ratio and the underlying combined ratio. The updated underwriting expense ratio components and underwriting expense ratio for the last eight quarters are outlined in the tables below.

Other Non-Underwriting Expense Components - 2023
(in thousands)	YTD	Q4	Q3	Q2	Q1
Foreign Exchange Gain/Loss	1,159	134	179	(206)	1,052
Charitable Contributions	564	36	—	6	521
Other Non-Underwriting Expenses	1,723	170	179	(199)	1,573

Underwriting Expense Ratio - 2023 updated
	YTD	Q4	Q3	Q2	Q1
Underwriting expenses	360,791	90,860	91,805	87,988	90,138
Earned premium	1,034,587	264,366	259,456	254,638	256,127
Underwriting expense ratio	34.9%	34.4%	35.4%	34.6%	35.2%

Impact to Underwriting expense ratio	(0.2)%	(0.1)%	(0.1)%	0.1%	(0.6)%

Other Non-Underwriting Expense Components - 2022
(in thousands)	YTD	Q4	Q3	Q2	Q1
Foreign Exchange Gain/Loss	(1,056)	(703)	2	(409)	54
Charitable Contributions	532	12	16	—	504
Other Non-Underwriting Expenses	(524)	(691)	18	(409)	558

Underwriting Expense Ratio - 2022 updated
	YTD	Q4	Q3	Q2	Q1
Underwriting expenses	328,244	84,410	83,576	81,701	78,557
Earned premium	951,541	247,795	238,256	231,262	234,228
Underwriting expense ratio	34.5%	34.1%	35.1%	35.3%	33.5%

Impact to Underwriting expense ratio	0.1%	0.3%	0.0%	0.2%	(0.2)%

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, and underlying combined ratio. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2023	2022	2023	2022
Income Statement Data
Net income (loss)	$19,608	$20,120	$(29,700)	$15,031
Less: after-tax net investment gains (losses)	3,044	15,606	1,006	(12,555)
Adjusted operating income (loss)	$16,564	$4,514	$(30,706)	$27,586
Diluted Earnings Per Share Data
Net income (loss)	$0.77	$0.79	$(1.18)	$0.59
Less: after-tax net investment gains (losses)	0.12	0.61	0.04	(0.50)
Adjusted operating income (loss)	$0.65	$0.18	$(1.22)	$1.09

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the Company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Certain Performance Measures

The Company uses the following measures to evaluate its financial performance. Management believes a discussion of these measures provides financial statement users with a better understanding of results of operations. The Company has provided the following definition:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2023	2022	2023	2022
Revenues
Net premiums earned	$264,366	$247,795	$1,034,587	$951,541
Investment income, net of investment expenses	19,098	12,870	59,606	44,932
Net investment gains (losses)	3,855	19,755	1,274	(15,892)
Other income (loss)	—	(257)	—	(295)
Total Revenues	$287,319	$280,163	$1,095,467	$980,286

Benefits, Losses and Expenses
Losses and loss settlement expenses	$171,289	$173,006	$769,414	$637,301
Amortization of deferred policy acquisition costs	63,291	56,959	244,991	213,075
Other underwriting expenses	27,569	27,451	115,800	115,169
Interest expense	869	797	3,260	3,188
Other non-underwriting expenses	170	(691)	1,723	(524)
Total Benefits, Losses and Expenses	$263,188	$257,522	$1,135,188	$968,209

Income (loss) before income taxes	$24,131	$22,641	$(39,721)	$12,077
Federal income tax expense (benefit)	4,523	2,521	(10,021)	(2,954)
Net income (loss)	$19,608	$20,120	$(29,700)	$15,031

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands)	2023	2022	2023	2022
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$79,393	$73,012	$325,900	$316,645
Fire and allied lines(3)	51,742	54,162	249,029	232,422
Automobile	46,667	42,779	218,710	198,370
Workers’ compensation	10,530	13,014	49,128	56,471
Surety(4)	11,964	12,393	47,564	51,199
Miscellaneous	1,356	238	4,776	1,047
Total commercial lines	$201,652	$195,598	$895,107	$856,154

Personal lines:
Fire and allied lines(5)	$136	$2,986	$4,545	$4,058
Automobile	—	1	—	—
Miscellaneous	1	4	14	29
Total personal lines	$137	$2,991	$4,559	$4,087
Assumed reinsurance	45,041	36,142	167,236	123,982
Total	$246,830	$234,731	$1,066,901	$984,223
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended December 31,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$83,239	$54,991	66.1%	$77,123	$71,728	93.0%
Fire and allied lines	61,869	31,994	51.7	59,795	59,881	100.1
Automobile	54,068	39,792	73.6	50,471	7,275	14.4
Workers’ compensation	12,626	13,908	110.2	13,626	11,200	82.2
Surety	12,311	6,591	53.5	11,275	1,067	9.5
Miscellaneous	1,180	663	56.2	264	228	86.4
Total commercial lines	$225,293	$147,939	65.7%	$212,554	$151,379	71.2%

Personal lines
Fire and allied lines	$165	$(229)	(138.8)%	$2,830	$815	28.8%
Automobile	—	(511)	NM	1	(1,204)	NM
Miscellaneous	4	66	NM	8	101	NM
Total personal lines	$169	$(674)	(398.8)%	$2,839	$(288)	(10.1)%
Assumed reinsurance	38,904	24,024	61.8	32,402	21,915	67.6
Total	$264,366	$171,289	64.8%	$247,795	$173,006	69.8%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Twelve Months Ended December 31,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$320,762	$249,106	77.7%	$302,446	$231,587	76.6%
Fire and allied lines	244,674	183,533	75.0	232,156	204,278	88.0
Automobile	208,874	176,667	84.6	208,398	114,296	54.8
Workers’ compensation	53,039	33,224	62.6	56,015	27,545	49.2
Surety	39,922	22,259	55.8	37,975	6,790	17.9
Miscellaneous	2,702	940	34.8	1,081	821	75.9
Total commercial lines	$869,973	$665,729	76.5%	$838,071	$585,317	69.8%

Personal lines
Fire and allied lines	$4,733	$3,402	71.9%	$4,957	$2,959	59.7%
Automobile	—	(837)	NM	1	(3,123)	NM
Miscellaneous	22	(82)	NM	50	(1,009)	NM
Total personal lines	$4,755	$2,483	52.2%	$5,008	$(1,173)	(23.4)%
Assumed reinsurance	159,859	101,202	63.3	108,462	53,157	49.0
Total	$1,034,587	$769,414	74.4%	$951,541	$637,301	67.0%